Exhibit 10.1
CON-WAY INC.
GLOBAL RESTRICTED STOCK UNIT GRANT AGREEMENT
THIS AGREEMENT, including Appendix A, granted on the __th day of February, 2014 ("Grant Date"), by Con-way Inc., a Delaware corporation (hereinafter called “Company”) to Participant.
WITNESSETH:
WHEREAS, the Company has adopted the Con-way Inc. 2012 Equity and Incentive Plan, as amended from time to time (as so amended, the “Plan”), which Plan is incorporated into this Agreement by reference;
WHEREAS, the Company encourages employees and non-employee directors to own securities of the Company and thereby align their interests more closely with the interests of the other stockholders of the Company, desires to motivate Participant by providing Participant with a direct interest in the Company’s attainment of its financial goals, and desires to provide a financial incentive that will help attract, motivate and retain the most qualified employees and non-employee directors; and

WHEREAS, the Company has determined that it would be to the advantage and interest of the Company and its stockholders to issue to Participant the Restricted Stock Units (as defined below) provided for in this Agreement as an incentive for increased efforts and successful achievements;
NOW, THEREFORE, the Company hereby grants to Participant the Restricted Stock Units provided for in this Agreement upon the following terms and conditions:

1.	Defined Terms. Except as otherwise indicated herein, all capitalized terms used in this Agreement without definition shall have the meanings given to such terms in the Plan.

2.
Restricted Stock Units. As of the Grant Date, the Company hereby grants that number of restricted stock units to Participant as set forth in the “Summary of Grant/Award” on the online award acceptance page of the Company’s designated broker with respect to the Company’s shares of Common Stock (hereinafter called the “Stock”), pursuant to Section 11 of the Plan (hereinafter called the “Restricted Stock Units”), subject to the requirement that Participant remains in Continuous Service at all times during the period from the Grant Date through the applicable vesting date for such Restricted Stock Units as set forth in Section 3. As used herein, “Continuous Service” means (i) an Employee or Director or (ii) an Employee who is on an authorized medical, Disability or other leave from the Company or an Affiliate. The number of Restricted Stock Units granted hereunder will be adjusted from time to time for changes in capitalization, as provided in the Plan.

3.	Vesting; Settlement.

(a)
Subject to subsections (b), (c), (d) and (e) of this Section 3, all Restricted Stock Units shall vest on the third (3rd) anniversary of the Grant Date, provided that Participant has been in Continuous Service at all times during the period from the Grant Date until such date. Subject to Section 5 below, the Company may cause such number of Restricted Stock Units to vest as may be necessary to satisfy any Tax-Related Items that may arise before the vesting date.

(b)
A pro rata portion of all Restricted Stock Units (if any) which have not vested shall vest upon the earliest to occur of the following, provided that Participant has been in Continuous Service at all times during the period from the Grant Date until the date of such occurrence:

(1)	Participant’s death; or

(2)	Termination of employment due to Disability.
Such pro rata portion shall equal the number of unvested Restricted Stock Units, multiplied by a fraction, the numerator of which is the number of full months elapsing from the Grant Date to the date of Participant’s death or termination of employment due to Disability (as applicable), and the denominator of which is 36.

(c)
If Participant is an Employee on the Grant Date, a pro rata portion of all Restricted Stock Units (if any) which have not vested shall vest upon Participant’s Normal Retirement. Such pro rata portion shall equal the number of unvested Restricted Stock Units, multiplied by a fraction, the numerator of which is the number of full months elapsing from the Grant Date to the date of Participant’s Normal Retirement, and the denominator of which is 36. “Normal Retirement” means termination of employment/retirement on or after age 65 (Normal Retirement Date) or after attaining age 55 with combined age in whole or partial years (rounded to the nearest whole month) plus years of service (as defined in a retirement plan of the Company, the Employer, or Subsidiary or Affiliate (as applicable) applicable to Participant) equal to at least 85 (the Rule of 85). For the avoidance of doubt, any Restricted Stock Units that do not vest pursuant to this Section 3(c) (i.e., the non-pro rata portion) shall be automatically, immediately and irrevocably forfeited upon Participant’s Normal Retirement.

(d)
(1)    Upon a Change in Control (other than a Change in Control that constitutes a “Disposition of a Business Unit”), the Restricted Stock Units shall be converted, assumed or replaced with equivalent restricted stock units or rights (“Assumed”) by the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”). If there is a Change in Control (other than a Disposition of a Business Unit) and the Restricted Stock Units are not Assumed, then immediately prior to the Change in Control such Restricted Stock Units shall become fully vested. For purposes of this Paragraph 3(d)(1), the Restricted Stock Units shall be considered Assumed if, following the Change in Control, the restricted stock unit or other right confers the right to receive, for each Restricted Stock Unit subject to the award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in connection with the Change in Control by holders of Stock for each share held on the effective date of the Change in Control (and if holders were offered a choice of consideration, the type of consideration selected by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration received in connection with the Change in Control is not solely common stock of the Successor Corporation, the Committee may, with the consent of the Successor Corporation, provide for the consideration to be received, for each share of Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Stock in connection with the Change in Control.

(2)    If, on the Grant Date, Participant is a party to a Severance Agreement (Change in Control) with the Company or an Affiliate (on the terms, conditions and other provisions, including definitions, as are in effect on the Grant Date and without regard to whether the Severance Agreement (Change in Control) is in effect on the date of a Change in Control or the date Participant’s employment terminates, the “CIC Severance Agreement”), then, if the Restricted Stock Units are Assumed and Participant’s employment terminates and such termination of employment constitutes or would constitute a “Severance” (as defined in the CIC Severance Agreement), the Restricted Stock Units shall become fully vested on the date of Participant’s termination.
(3)    Notwithstanding subsection (2) of this Section 3(d), if the Change in Control constitutes a Disposition of a Business Unit and, as of immediately prior to the Change in Control, Participant is an Employee of the Business Unit that is the subject of the Change in Control and in Continuous Service, then:
(i)    If, immediately following the Change in Control, Participant continues to be employed by the Business Unit (or is employed by the successor company that acquires the Business Unit) and, as a result of the Change in Control, ceases to be an Employee in Continuous Service, then the Restricted Stock Units shall become fully vested on the date of the Change in Control;
(ii)    If, in connection with the Change in Control, Participant ceases to be an Employee in Continuous Service and is not retained by the Business Unit (or employed by the successor company that acquires the Business Unit), then the Restricted Stock Units shall become fully vested on the date of the Change in Control;
(iii)    If, in connection with the Change in Control, Participant ceases to be an employee of the Business Unit but continues to be employed as an Employee in Continuous Service (regardless of whether employed in the same capacity as was employed prior to the Change in Control), then the provisions of subsection (2) of this Section 3(d) shall apply to the

Restricted Stock Units (it being understood that a Change in Control will be deemed to have occurred for purposes of subsection (2)).
(4)    Any other provision of this Agreement to the contrary notwithstanding, in the event it is determined by the Company that any vesting of the Restricted Stock Units contemplated by this Section 3(d) would be subject to the Excise Tax (as defined in the CIC Severance Agreement) or would result in the loss of a deduction to the Company or any Affiliate under Section 280G of the Code, the vesting of the Restricted Stock Units may be adjusted as provided in Section 4 of the CIC Severance Agreement.

(e)
(1)    If, on the Grant Date, Participant is (i) a party to a Severance Agreement (Non-Change in Control) with the Company or an Affiliate (on the terms, conditions and other provisions, including definitions, as are in effect on the Grant Date and without regard to whether the Severance Agreement (Non-Change in Control) is in effect on the date Participant’s employment is terminated, the “Non-CIC Severance Agreement”) or (ii) eligible to receive severance benefits under the Non-Change in Control Severance Policy (on the terms, conditions and other provisions, including definitions, as are in effect on the Grant Date and without regard to whether the Non-Change in Control Severance Policy is in effect on the date Participant’s employment is terminated, the “Non-CIC Severance Policy”), then if Participant’s employment terminates while Participant is an Employee in Continuous Service and such termination of employment constitutes or would constitute, as applicable, (A) a “Severance” (as defined in the Non-CIC Severance Agreement) or (B) an “Involuntary Termination” (as defined in the Non-CIC Severance Policy), then the Restricted Stock Units shall become vested, on the date of Participant’s termination of employment but only to the extent provided in the Non-CIC Severance Agreement or Non-CIC Severance Policy, as applicable.

(2)    Participant hereby acknowledges and understands that under no event or circumstance shall Participant be entitled to vesting acceleration under this Section 3 to the extent such vesting acceleration exceeds any vesting acceleration that has occurred or will occur under the Non-CIC Severance Agreement or Non-CIC Severance Policy, as applicable. For the avoidance of doubt, in the case of a conflict between the vesting provisions of this Agreement and the vesting provisions of the Non-CIC Severance Agreement or Non-CIC Severance Policy (as applicable), the vesting provisions of the Non-CIC Severance Agreement or Non-CIC Severance Policy, as applicable, shall control.

(f)
Participant shall not be eligible for the vesting acceleration or other benefits provided under subsection (d) or (e) unless Participant (or, in the event of the death of Participant, the executor, personal representative or administrator of Participant’s estate) first executes a written release in the form then maintained by the Company and delivers such release to the Company within the period required under the release, but in any event with 45 days following Participant’s employment termination.

(g)
All Restricted Stock Units (if any) which have not vested shall be automatically, immediately and irrevocably forfeited if Participant ceases to be in Continuous Service for any reason other than as a result of an occurrence described in subsections (b), (c), (d) or (e) above. Upon forfeiture of any Restricted Stock Units, all right, title and interest of Participant in such Restricted Stock Units, and in any distributions contemplated by Section 4 (other than cash dividends received by Participant pursuant to Section 4 prior to such forfeiture), shall thereupon cease; and all right, title and interest in and to such Restricted Stock Units and distributions shall vest in the Company, with no compensation or consideration to Participant.

(h)
Each vested Restricted Stock Unit will be settled by the delivery of one share of Stock to Participant, as soon as practicable, subject to satisfaction of Tax‑Related Items withholding obligations and compliance with securities laws and other applicable laws; provided, however, that to the extent that settlement of the Restricted Stock Units constitutes an item of deferred compensation under Code Section 409A (in the case of U.S. Taxpayers), the Restricted Stock Units shall be settled on the earliest of (i) the vesting date provided in Section 3(a), (ii) within 30 days of the vesting date provided in Section 3(b) or 3(c), (iii) if Section 3(d)(1) applies, within 30 days following a Change in Control that is a “change in control event” within the meaning of Code Section 409A, or (iv) on the 52nd day following a “separation from service” within the meaning of Code Section 409A under Section 3(d)(2), 3(d)(3) 3(d)(4) or 3(e). Notwithstanding the foregoing, if Participant is U.S. Taxpayer and a “specified employee” (as that term is defined in the Company’s 2005 Deferred Compensation Plan for Executives and Key Employees, or a successor plan) and if the Restricted Stock Units constitute an item of deferred compensation under Code Section 409A, the Restricted Stock Units shall be settled on the earlier of

(i) the first day of the seventh month following Participant’s “separation from service” or (ii) 30 days following the date of Participant’s death.

(i)
For avoidance of doubt, only shares of Stock shall be issuable upon the settlement of Restricted Stock Units, not cash. The Company shall not be required to issue fractional shares of Stock upon settlement of the Restricted Stock Units.

(j)
Notwithstanding Section 3(c) above, if the Committee develops a good faith belief that any provision in Section 3(c) may be found to be unlawful, discriminatory or against public policy in any relevant jurisdiction, then the Committee in its sole discretion may choose not to apply such provision to these Restricted Stock Units, nor any Restricted Stock Unit grant in Participant’s jurisdiction.

4.	Dividend Equivalents.

(a)
Participant shall not be entitled to receive Dividend Equivalents with respect to the Restricted Stock Units and Additional Securities (defined below) held by Participant in the event that the Board declares a cash dividend on the Company’s Stock.

(b)
If the Board declares a dividend on the Company’s Stock (other than a cash dividend) including, but not by way of limitation, warrants and securities received as a stock dividend or stock split, or as a result of a recapitalization or reorganization, Participant will be entitled to Dividend Equivalents equal to the value (as determined by the Committee in its sole discretion) of dividends payable on the same number of shares of Stock as the number of Restricted Stock Units and Additional Securities (as defined below) then held by Participant. Any such Dividend Equivalents will be in the form of additional whole Restricted Stock Units, which Restricted Stock Units shall be subject to the same terms and vesting and payment conditions as the underlying Restricted Stock Units or Additional Securities with respect to which they were issued (such additional Restricted Stock Units being referred to as “Additional Securities”). The number of additional Restricted Stock Units Participant will receive shall be determined by dividing the value (as determined by the Committee in its sole discretion) of dividends payable per share of Stock on a given date by the Fair Market Value per share of Stock on such date (rounded down to the nearest whole share).

5.	Taxes.

(a)
Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)
Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company or its respective agents to satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Stock to be issued upon settlement of the Restricted Stock Units. In the event that such withholding in shares of Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, by Participant’s acceptance of the Restricted Stock Units, Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on Participant’s behalf a whole number of shares from those shares of Stock issuable to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.

(c)	The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

(d)
Finally, Participant agrees to pay to the Company or the Employer, including through withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Stock, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

6.	Committee Decisions Conclusive. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be final and binding on all parties.

7.	Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)	all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(d)
the Restricted Stock Unit grant and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);

(e)	Participant is voluntarily participating in the Plan;

(f)	the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(g)
the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant’s ceasing to be in Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any of its Affiliates or the Employer, waives Participant’s ability, if any, to bring any such claim, and releases the Company, its Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)	in the event of termination of Participant’s employment or other services (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Participant is no longer in Continuous Service as set forth in Section 3 of this Agreement, and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer in Continuous Service for purposes of Participant’s Restricted Stock Unit grant (including whether Participant is on an authorized leave of absence);

(k)
unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock; and

(l)	the following provisions apply only if Participant is providing services outside the U.S.:

(1)    the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose; and

(2)    Participant acknowledges and agrees that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon settlement.

8.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

9.
Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to Equity Administration Solutions, Inc. (“EASI”) and/or Morgan Stanley Smith Barney (“MSSB”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if Participant resides outside the United States, Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, EASI, MSSB and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if Participant resides outside the United States, Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

10.
No Rights as Stockholder Prior to Issuance of Stock; Securities Law Compliance. Participant shall not have any rights as a stockholder of the Company (including any voting rights) by virtue of the grant of Restricted Stock Units hereunder or the vesting of Restricted Stock Units, prior to the time that shares of Stock are issued to Participant in accordance with the terms of this Agreement and the Plan. No shares of Stock shall be issued upon the vesting of Restricted Stock Units unless such shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The award of Restricted Stock Units, the vesting of Restricted Stock Units or the settlement of vested Restricted Stock Units under this Agreement must also comply with other applicable laws and regulations, and shares of Stock will not be issued if the Company determines that such issuance would not be in material compliance with such laws and regulations.

11.
Notice. Any notice or other paper required to be given or sent pursuant to the terms of this Agreement or the Plan shall be sufficiently given or served hereunder to any party when transmitted by registered or certified mail, postage prepaid, addressed to the party to be served as follows:

Company:	Con-way Inc.
2211 Old Earhart Road, Suite 100
Ann Arbor, Michigan 48105
Attn: General Counsel

Participant:	At Participant’s last address provided by Participant to the Company.

12.
Transferability. Notwithstanding Section 16 of the Plan, none of the unvested Restricted Stock Units, the vested Restricted Stock Units, or any beneficial interest in any of the foregoing, may be transferred prior to settlement in any manner other than by will or by the laws of descent and distribution. The terms of this Agreement shall be binding upon Participant's executors, administrators, heirs, successors, and transferees.

13.
Amendment; Modification. This Agreement may not be modified or amended, except for a unilateral amendment by the Company that does not materially adversely affect the rights of Participant under this Agreement. No party to this Agreement may unilaterally waive any provision hereof, except in writing. Any such modification, amendment or waiver signed by, or binding upon, Participant, shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement.

14.
Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

15.
Successors. Except as otherwise expressly provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

16.	Governing Law. The interpretation, performance, and enforcement of the Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement (including Appendix A, if applicable), the parties hereby submit to and consent to the exclusive jurisdiction of the State of Michigan and agree that such litigation shall be conducted only in the courts located in Washtenaw County, Michigan, or the federal courts for the United States for the Eastern District of Michigan, and no other courts, where this grant is made and/or to be performed.

17.
Governing Plan Document. This award is subject to all the provisions of the Plan, which hereby are incorporated herein, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

18.
Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.
Appendix. Notwithstanding any provisions in this Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in Appendix A to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.

20.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.	Counterparts. This Agreement and any additional agreements (described in Section 22 below) may be executed in counterparts, all of which taken together shall be deemed one original.

22.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.	Code Section 409A.

(a)
For U.S. Taxpayers, notwithstanding anything to the contrary in this Agreement, no settlement of Restricted Stock Units or other payment under this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of Participant’s termination of employment shall be made to Participant unless Participant’s termination of employment constitutes a “Separation from Service” (within the meaning of Code Section 409A); and

(b)
The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or delivery of shares of Stock provided under this Agreement are made in a manner that complies with Code Section 409A and the Treasury Regulations and other IRS guidance issued thereunder. It is the Company’s intention that this Agreement and the award of Restricted Stock Units, the vesting of Restricted Stock Units and the settlement of vested Restricted Stock Units hereunder shall comply with Code Section 409A; this Agreement shall be interpreted in a manner consistent with such intention. The Company makes no representation or covenant to ensure that the vesting and delivery of the shares of Stock provided under this Agreement are exempt or compliant with Code Section 409A and will have no liability to Participant or any other party if the vesting or delivery of shares of Stock under this Agreement that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant or for any action taken by the Company with respect thereto.

24.
Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Restricted Stock Units) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.

* * * *
Participant acknowledges that as of the Grant Date, this Agreement (including the country-specific Appendix A, if applicable) and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of Stock under the Plan and supersede all prior oral and written agreements on this subject.

By Participant’s electronic acceptance and the signature of the Company’s representative below, Participant and the Company agree that the award of Restricted Stock Units is granted under and governed by the terms and conditions of this Agreement (including the country-specific Appendix A, if applicable) and the Plan. Participant has reviewed and fully understands all provisions of this Agreement (including the country-specific Appendix A) and the Plan in their entirety, and has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

\s\ Stephen K. Krull
EVP General Counsel & Secretary

APPENDIX A
CON-WAY INC. 2012 EQUITY AND INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT GRANT AGREEMENT

COUNTRY-SPECIFIC PROVISIONS

Terms and Conditions

This Appendix A includes additional terms and conditions that govern the Restricted Stock Units granted to Participant under the Con-way Inc. 2012 Equity and Incentive Plan (the “Plan”) if Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix A are defined in the Plan and/or the Global Restricted Stock Unit Grant Agreement (the “Agreement”), and have the meanings set forth therein.

Notifications

This Appendix A also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant's participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted in this Appendix A as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the Restricted Stock Units or sells shares of Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant's situation.

Finally, Participant understands that if he or she is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

CANADA

Terms and Conditions

Termination of Employment. This provision replaces section 7(j) “Nature of Grant” of the Agreement:

(j)    in the event of termination of Participant’s employment or other services (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of the earlier of (i) the date Participant is no longer actively providing Continuous Service as set forth in Section 3 of the Agreement or (ii) the date Participant receives notice of termination of employment from the Company or the Employer and will not be extended by any notice period (e.g., Participant's period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing Continuous Service for purposes of the Restricted Stock Units.

Notifications

Securities Law Information. Participant is permitted to sell shares of Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the stock is listed. The stock is currently listed on the New York Stock Exchange.

CHINA

Terms and Conditions

Legal Restrictions. To facilitate compliance with applicable laws and regulations in China, Participant agrees to immediately sell all shares of Stock issued to Participant at vesting and settlement of the Restricted Stock Units, or as soon as possible thereafter (in the event of a blackout period). Participant further agrees that the Company is authorized to instruct its designated broker, to assist with the mandatory sale of such shares of Stock (on Participant’s behalf pursuant to this authorization) and Participant expressly authorizes the Company’s designated broker to complete the sale of such shares of Stock. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Stock at any particular price. Upon the sale of the shares of Stock, the Company agrees to pay Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. These restrictions will not apply to non-PRC citizens.

Exchange Control Requirements. Participant understands and agrees that, pursuant to local exchange control requirements, Participant will be required to immediately repatriate the cash proceeds from sale of shares of Stock underlying the Restricted Stock Units to China. Participant further understands that, under local law, such repatriation of his or her cash proceeds may need to be effectuated through a special exchange control account established by the Company, an Affiliate, or the Employer, and Participant hereby consents and agrees that any proceeds from the sale of shares of Stock may be transferred to such special account prior to being delivered to Participant. The Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. Participant agrees to bear any currency fluctuation risk between the time the shares of Stock are sold and the time the sale proceeds are distributed through any such special exchange account. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. These requirements will not apply to non-PRC citizens.

HONG KONG

Terms and Conditions

Securities Law Information. To facilitate compliance with securities laws in Hong Kong, Participant agrees not to sell the shares of Stock issued upon vesting of the Restricted Stock Units within six months of the Grant Date.

WARNING: The Restricted Stock Units and the shares of Stock to be issued upon vesting do not constitute a public offer of securities under Hong Kong law and are available only to Employees. Please be aware that the contents of the Agreement, including this Appendix A, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units are intended only for the personal use of each Employee and may not be distributed to any other person. Participant is cautioned to review the offer carefully as it may not include the same information as an offer made by a Hong Kong issuer. If Participant is in any doubt about any of the contents of the Agreement, including this Appendix A, or the Plan, Participant should obtain independent professional advice.

MEXICO

Terms and Conditions

Labor Law Acknowledgment. By accepting the Restricted Stock Unit grant, Participant acknowledges that he or she understands and agrees that: (a) the Restricted Stock Units are not related to the salary and other contractual benefits provided to Participant by the Employer; and (b) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to Participant.

The Company, with registered offices at 2211 Old Earhart Road, Ann Arbor, Michigan 48105, United States of America, is solely responsible for the administration of the Plan and participation in the Plan or the acquisition of shares of Stock does not, in any way, establish an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and the sole employer is Con-way Truckload de Mexico, S.A. de C.V., Menlo Worldwide Mexico, S.

de R.L. de C.V., Servicios Menlo Worldwide, S. de R.L. de C.V., Con-way Mexico, S. de R.L. de C.V., or Servicios Con-way Mexico, S. de R.L. de C.V., as applicable, nor does it establish any rights between Participant and the Employer.

Plan Document Acknowledgment. By accepting the Restricted Stock Unit grant, Participant acknowledges he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

Participant further acknowledges that having read and specifically and expressly approved the terms and conditions in the Section 7 of the Agreement, in which the following is clearly described and established: (a) participation in the Plan does not constitute an acquired right; (b) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (c) participation in the Plan is voluntary; and (d) the Company and its Affiliates are not responsible for any decrease in the value of the shares of Stock underlying the Restricted Stock Units.

Finally, Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and Participant therefore grants a full and broad release to the Employer and the Company (including its Affiliates) with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral. Al aceptar las Restricted Stock Units, el Beneficiario reconoce y acepta que: (a) las Unidades no se encuentran relacionadas con su salario ni con otras prestaciones contractuales concedidas por parte del patrón; y (b) cualquier modificación del Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones del empleo del Beneficiario.

Declaración de la Política. La invitación que hace la Compañía bajo el Plan es unilateral y discrecional, por lo que la Compañía se reserva el derecho absoluto de modificar e interrumpir el mismo en cualquier tiempo, sin ninguna responsabilidad para el Beneficiario.

La Compañía, con oficinas ubicadas en 2211 Old Earhart Road, Ann Arbor, Michigan 48105, United States of America, es la única responsable de la administración y participación en el Plan, así como de la adquisición de acciones, por lo que de ninguna manera podrá establecerse una relación de trabajo entre el Beneficiario y la Compañía, ya que el Beneficiario participa únicamente en de forma comercial y su único patrón lo es Con-way Truckload de Mexico, S.A. de C.V., Menlo Worldwide Mexico, S. de R.L. de C.V., Servicios Menlo Worldwide, S. de R.L. de C.V., Con-way Mexico, S. de R.L. de C.V., o Servicios Con-way Mexico, S. de R.L. de C.V.; la participación en el Plan tampoco genera ningún derecho entre el Beneficiario y el Patrón.

Reconocimiento del Plan de Documentos. Al aceptar las Restricted Stock Units, el Beneficiario reconoce que ha recibido una copia del Plan, que lo ha revisado junto con el Convenio, y que ha entendido y aceptado completamente las disposiciones contenidas en el Plan y en el Convenio.

Adicionalmente, al firmar el presente documento, reconoce que ha leído y aprobado de manera expresa y específica los términos y condiciones contenidos en el apartado 7 del Convenio, el cual claramente establece y describe: (a) que la participación en el Plan no constituye un derecho adquirido; (b) que el Plan y la participación en el mismo es ofrecida por la Compañía en forma totalmente discrecional; (c) la participación en el Plan es voluntaria; y (d) que la Compañía, así como sus Afiliadas no son responsables por cualquier detrimento en el valor de las acciones que integran las Restricted Stock Units.

Finalmente, el Beneficiario acepta no reservarse ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y en consecuencia, otorga a su patrón el más amplio y completo finiquito que en derecho proceda, así como a la Compañía, a sus Afiliadas, respecto a cualquier demanda que pudiera originarse derivada del Plan.

NETHERLANDS

Notifications

Securities Law Information. Participant residing in the Netherlands should be aware of the Dutch insider-trading rules, which may impact the sale of shares of Stock acquired upon vesting of the Restricted Stock Units. In particular, Participant may be prohibited from effectuating certain transactions if Participant possesses inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any Employee of the Company or an Affiliate in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain Employees working at the Company or an Affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when in possession of the inside information.

If Participant is uncertain whether the insider-trading rules apply to his or her situation, Participant should consult his or her personal legal advisor.

SINGAPORE

Notifications

Securities Law Information. The Restricted Stock Units are being granted to Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that such Restricted Stock Unit grant is subject to section 257 of the SFA and Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares of Stock underlying the Restricted Stock Units unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Requirement. If Participant is a director, associate director or shadow director of the Company or a Singapore Affiliate of the Company, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing when Participant receives an interest (e.g., Restricted Stock Units, shares of Stock, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the shares of Stock are sold), or (iii) becoming a director.

Insider Trading Notification. The Participant should be aware of the Singaporean insider trading rules, which may impact the Participant’s acquisition or disposal of shares of Stock or rights to shares of Stock under the Plan.  Under the Singaporean insider trading rules, the Participant is prohibited from acquiring or selling shares of Stock or rights to shares of Stock (e.g., Restricted Stock Units under the Plan) when the Participant is in possession of information that is not generally available and that the Participant knows or should know will have a material effect on the price of shares of Stock once such information is generally available.

UNITED KINGDOM

Terms and Conditions

Taxes. The following supplements Section 5 of the Agreement:

If payment or withholding of the income taxes is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income taxes shall constitute a loan owed by Participant to the Employer, effective as of the Due Date. Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 5 of the Agreement.

Notwithstanding the foregoing, if Participant is a Director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant shall not be eligible for a loan from the Company to cover the income taxes due. In the event that Participant is a Director or executive officer and income taxes are not collected from or paid by Participant by the Due Date, the amount of any uncollected income taxes will constitute a benefit to Participant on which additional income tax and National Insurance contributions (“NICs”) will be payable. Participant understands that he or she will be responsible for reporting and paying any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit.

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